                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. _____)


                              Preview Travel, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  74137R 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G                PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Electric Capital Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            555,555

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             555,555

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      555,555

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.05%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Electric Capital Services, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Electric Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Company.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G                PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NBC Multimedia, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            17,181

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             17,181

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      17,181

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.16%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G                PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Broadcasting Company, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by National Broadcasting Company, Inc.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G                PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

ITEM 1(a) NAME OF ISSUER:

          Preview Travel, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          747 Front Street
          San Francisco, California 94111

ITEM 2(a) NAME OF PERSON FILING:

          General Electric Capital Corporation ("GE Capital")
          General Electric Capital Services, Inc. ("GECS")
          General Electric Company ("GE")
          NBC Multimedia, Inc. ("NBC Multimedia")
          National Broadcasting Company, Inc. ("NBC")

          GE Capital is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE. NBC Multimedia, Inc. is a wholly-owned subsidiary of National Broadcasting Company, Inc., which is a wholly-owned subsidiary of National Broadcasting Company Holding, Inc., which is a wholly-owned subsidiary of GE.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          GE Capital:      260 Long Ridge Road, Stamford, CT
          GECS:            260 Long Ridge Road, Stamford, CT
          GE:              3135 Easton Turnpike, Fairfield, CT
          NBC Multimedia:  30 Rockefeller Plaza, New York, NY
          NBC:             30 Rockefeller Plaza, New York, NY

ITEM 2(c) CITIZENSHIP:

          GE Capital:      New York
          GECS:            Delaware
          GE:              New York
          NBC Multimedia:  Delaware
          NBC:             Delaware

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $.001 per share.

ITEM 2(e) CUSIP NUMBER:

          74137R 10 1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G                PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

ITEM 4    OWNERSHIP:

          (a)-(c) The response of GE Capital, GECS, GE, NBC Multimedia and NBC to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

          Each of GECS, GE and NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and NBC Multimedia. GE Capital hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC Multimedia. NBC Multimedia disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital. In addition, National Broadcasting Company Holding, Inc., the intermediate parent of NBC, disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and NBC Multimedia.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10   CERTIFICATION

          Not applicable.

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G                PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

            Date: February 13, 1998


                    GENERAL ELECTRIC CAPITAL CORPORATION



                    By: /s/ MICHAEL E. PRALLE
                       -----------------------------
                       Name: Michael E. Pralle
                            ------------------------
                       Title: Vice President
                             -----------------------

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

            Date: February 13, 1998


                    GENERAL ELECTRIC CAPITAL SERVICES, INC.



                    By: /s/ MICHAEL E. PRALLE
                       -----------------------------
                       Name: Michael E. Pralle
                            ------------------------
                       Title: Attorney-in-Fact
                             -----------------------

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 11 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

            Date: February 13, 1998


                    GENERAL ELECTRIC COMPANY



                    By: /s/ PAUL LICURSI
                       -----------------------------
                       Name: Paul Licursi
                            ------------------------
                       Title: Attorney-in-Fact
                             -----------------------

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 12 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

            Date: February 13, 1998


                    NBC MULTIMEDIA, INC.



                    By: /s/ MARTIN YUDKOWITZ
                       -----------------------------
                       Name: Martin Yudkowitz
                            ------------------------
                       Title: President
                             -----------------------

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 13 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------   I certify that the information set forth in this statement is true, complete and correct.

            Date: February 13, 1998


                    NATIONAL BROADCASTING COMPANY, INC.



                    By: /s/ THOMAS A. ROGERS
                       -------------------------------
                       Name: Thomas A. Rogers
                            ---------------------------
                       Title: Executive Vice President
                             --------------------------

-----------------------                                  ---------------------
  CUSIP NO. 74137R 10 1                 13G               PAGE 14 OF 17 PAGES
-----------------------                                  ---------------------

                                  EXHIBIT LIST

 EXHIBIT NO.                     TITLE                   PAGE NO.
--------------   -------------------------------------   --------
A                Joint Filing Agreement dated                  15
                 February 13, 1998 among GE Capital,
                 GECS, GE, NBC Multimedia and NBC

B                Power of Attorney of General Electric         16
                 Company, dated as of June 5, 1996,
                 naming, among others, Paul Licursi;
                 as attorney-in-fact.

C                Power of Attorney of General Electric         17
                 Capital Services, Inc., dated as of
                 October 24, 1997, naming, among others,
                 Michael E. Pralle as attorney-in-fact.
